Calculation of Filing Fee Tables
S-8
Hercules Capital, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.001 per share	Other	14,000,000	$ 15.15	$ 212,100,000.00	0.0001381	$ 29,291.01
Total Offering Amounts:						$ 212,100,000.00		$ 29,291.01
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 29,291.01
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement on Form S-8 also covers an indeterminate number of additional shares of common stock, par value $0.001 per share ("Common Stock"), of Hercules Capital, Inc. (the "Registrant") that may be issued under the plans referenced herein as a result of stock splits, stock dividends, recapitalization or similar transactions. (2) Estimated solely for purposes of determining the amount of the registration fee in accordance with Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low sales prices of the Common Stock of the Registrant as reported on the New York Stock Exchange on June 24, 2026. (3) Represents shares of Common Stock of the Registrant reserved for issuance under the Amended and Restated 2026 Equity Incentive Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources